UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 24, 2010

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2010, the Compensation Committee of the Company’s Board of Directors established the performance measures for the Company’s 2010 annual cash incentive and bonus compensation, the 2010 annual long-term equity incentive awards and the 2010 supplemental annual long-term equity incentive awards for the executive officers of the Company.

The performance goals were developed by the Compensation Committee with the assistance of a nationally recognized consulting firm who, among other things, benchmarked compensation practices of companies in the Company’s peer group and advised the Compensation Committee on appropriate compensation guidelines.

Adoption of Annual Cash Bonus Performance Goals

The amount of the annual cash incentive and bonus compensation that an executive officer may receive is based 60% upon the amount of the Company’s 2010 funds from operations (FFO) per share compared to FFO goals set by the Compensation Committee and 40% based on individual bonus payment objectives established by the Compensation Committee for each executive officer.  The Compensation Committee determined the FFO goals for different levels of cash incentive compensation after an analysis of the Company’s internally prepared estimate of FFO for 2010 and the estimates of 2010 FFO prepared by independent securities analysts who follow the Company.

The cash incentive and bonus compensation that the Company’s named executive officers are eligible to receive are the following ranges: David H. Hoster II, President and Chief Executive Officer, $262,500 to $787,500; N. Keith McKey, Executive Vice President and Chief Financial Officer, $126,880 to $380,640; John F. Coleman, Senior Vice President, $76,950 to $230,850; William D. Petsas, Senior Vice President, $74,100 to $222,300; and Brent W. Wood, Senior Vice President, $71,100 to $213,300.  The actual amount of the annual cash bonuses is subject to change, or elimination entirely, in the Compensation Committee’s discretion.

Adoption of Annual Long-Term Equity Incentive Performance Goals

The annual long-term equity incentive awards are contingent on the Company meeting annual performance goals set by the Compensation Committee.  The performance goals are based upon the Company’s financial and other performance and will include an analysis of (i) FFO per share compared to a peer group, (ii) occupancy, (iii) increase or decrease in same property net operating income, (iv) balance sheet strength, (v) acquisitions, (vi) impairment charges, (vii) equity issuances, (viii) dividends paid and (ix) other factors identified by the Committee during the year.

Annual long-term equity incentive awards will be paid in stock that will vest over a five-year period beginning January 1, 2011.  All awards of stock will be under and in accordance with the Company’s 2004 Equity Incentive Plan, as amended.  The stock awards will be based on a specified dollar amount divided by the closing price of the Company’s Common Stock for

December 31, 2009.  The range of shares that the Company’s named executive officers are eligible to receive for 2010 as annual long term incentive awards are as follows:  Mr. Hoster, 6,531 to 19,593; Mr. McKey, 3,266 to 9,797; Mr. Coleman, 2,090 to 6,270; Mr. Petsas, 2,090 to 6,270; and Mr. Wood, 2,090 to 6,270.  The actual amount of the annual long-term equity incentive awards is subject to change, or elimination entirely, in the Compensation Committee’s discretion.

Adoption of Supplemental Annual Long-Term Equity Incentive Performance Goals

The Compensation Committee adopted a supplemental annual long-term equity incentive program for 2010.

The 2010 supplemental annual long-term equity incentive awards are contingent on the Company meeting annual goals for total stockholder return ("TSR") set by the Compensation Committee during 2010. The performance goals are based upon the Company’s (i) TSR as compared to the TSR of the NAREIT Equity Index; (ii) TSR as compared to the TSR of peer companies; and (iii) absolute TSR.

2010 supplemental annual long-term equity incentive awards will be paid in stock that will vest over a four-year period beginning January 1, 2014.  All awards of stock will be under and in accordance with the Company’s 2004 Equity Incentive Plan, as amended.  The stock awards will be based on a specified dollar amount divided by the closing price of the Company’s Common Stock for December 31, 2009.  The range of shares that the Company’s named executive officers are eligible to receive as supplemental long term equity incentive awards for 2010 are as follows: Mr. Hoster, 6,531 to 19,593; Mr. McKey, 3,266 to 9,797; Mr. Coleman, 2,090 to 6,270; Mr. Petsas, 2,090 to 6,270; and Mr. Wood 2,090 to 6,270.  The actual amount of the supplemental annual long-term equity incentive awards is subject to change, or elimination entirely, in the Compensation Committee’s discretion.

Item 5.07  Submission of Matters to a Vote of Security Holders.

    At the Annual Meeting of Stockholders held on May 26, 2010, the stockholders (i) elected the eight director nominees and (ii) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

    The results of the voting for the eight director nominees were as follows:

Name	Affirmative	Withheld	Broker Non-Votes
D. Pike Aloian	22,079,223	817,763	2,178,418
H.C. Bailey, Jr.	22,766,132	130,854	2,178,418
Hayden C. Eaves, III	22,832,780	64,206	2,178,418
Fredric H. Gould	22,787,017	109,969	2,178,418
David H. Hoster II	22,788,835	108,151	2,178,418
Mary E. McCormick	22,122,810	774,176	2,178,418
David M. Osnos	21,986,095	910,891	2,178,418
Leland R. Speed	22,781,902	115,084	2,178,418

    The results of the voting for the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year were as follows:

Affirmative	Negative	Abstentions	Broker Non-Votes
23,995,342	1,054,951	25,111	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           May 27, 2010

EASTGROUP PROPERTIES, INC.

By:/s/ N. KEITH MCKEY
N. Keith McKey Executive Vice President, Chief Financial Officer and Secretary